www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

•	Net Sales Increased 7.6%; Comparable Store Sales Increased 3.7%

•	Diluted Earnings Per Share of $0.57

•	$191 Million of Capital Returned to Shareholders in the Quarter

•	Company Confirms 2018 Financial Guidance

Brentwood, TN, April 26, 2018 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today reported financial results for its first quarter ended March 31, 2018.

“For the first quarter, we are pleased with our overall performance and how effectively we managed our business. We generated solid increases in both comparable store sales and gross margin, despite a delay in the spring selling season in many of our markets. As we enter the second quarter, we believe we are well-positioned to capitalize on the spring selling season. Looking to the balance of 2018, we remain excited about the opportunities ahead of us as we continue to execute our ONETractor strategy, which we believe will contribute to sustainable long-term growth for our shareholders,” said Greg Sandfort, Tractor Supply’s Chief Executive Officer.

First Quarter Results
Net sales for the first quarter 2018 increased 7.6% to $1.68 billion from $1.56 billion in the first quarter of 2017. Comparable store sales increased 3.7% compared to a decrease of 2.2% in the prior year’s first quarter. The comparable store sales results included increases in comparable transaction count and average ticket of 3.2% and 0.5%, respectively. The comparable store sales growth in the quarter was broad based across all geographic regions. The increase in comparable store sales was primarily driven by strength in everyday merchandise, including consumable, usable and edible products, along with strong demand for winter seasonal categories. These increases were offset by lower sales of spring and summer seasonal products.

Gross profit increased 8.8% to $563.6 million from $518.2 million in the prior year’s first quarter, and gross margin increased 36 basis points to 33.5% from 33.1% in the prior year’s first quarter. The increase in gross margin was primarily driven by strong sell-through of winter seasonal categories, partially offset by an increase in transportation costs from higher carrier rates and diesel fuel costs.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 11.2% to $468.9 million from $421.8 million in the prior year’s first quarter. As a percent of net sales, SG&A expenses increased 89 basis points to 27.9% from 27.0% in the first quarter of 2017. The increase in SG&A as a percent of net sales was primarily attributable to investments in team member wages at both the stores and distribution centers, higher store level costs due to increased utility and maintenance expenses from colder temperatures and investments in infrastructure to support the Company’s strategic long-term growth initiatives. The Company estimates that approximately 25 basis points of the increase in SG&A as a percent of net sales were attributable to items that are discrete to the first quarter.

The effective income tax rate was 20.9% compared to 35.6% in the prior year’s first quarter. The decrease in the effective income tax rate was primarily related to the U.S. Tax Cuts and Jobs Act that was signed into law in December 2017. In addition, the realization of discrete federal and state tax credits further reduced income taxes by approximately 200 basis points in the first quarter of 2018.

Net income increased 18.4% to $71.4 million in the first quarter of 2018 from $60.3 million in the prior year’s first quarter and diluted earnings per share increased 24.0% to $0.57 from $0.46 in the first quarter of 2017.

The Company opened 15 new Tractor Supply stores and four Petsense stores in the first quarter of 2018 compared to 24 new Tractor Supply store openings and nine Petsense store openings (including the conversion of the two Hometown Pet stores) in the prior year’s first quarter.

Fiscal 2018 Outlook
Given the seasonality of the business and the impact weather can have on the timing of sales and profitability between quarters, the Company continues to believe the business is more accurately assessed by the halves and not the quarters. Based on year-to-date performance, the Company confirms the following financial guidance for fiscal 2018:

Net Sales	$7.69 billion - $7.77 billion
Comparable Store Sales	+2.0% - +3.0%
Net Income	$490 million - $515 million
Earnings per Diluted Share	$3.95 - $4.15

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, April 26, 2018 at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Greg Sandfort, Chief Executive Officer; Steve Barbarick, President and Chief Merchandising Officer; and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO) is in its 80th year of operation and, since being founded in 1938, has grown to become the largest rural lifestyle retailer in the United States. With about 28,000 team members, more than 1,700 stores in 49 states and an e-commerce website, Tractor Supply is passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. The Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday prices they deserve. At March 31, 2018, the Company operated 1,700 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At March 31, 2018, the Company operated 172 Petsense stores in 27 states. For more information on Petsense, visit www.petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, including, but not limited to, net income and comparable store sales, capital expenditures, the amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 31, 2018		April 1, 2017
		% of		% of
		Sales		Sales
Net sales	$1,682,901	100.0%	$1,564,078	100.0%
Cost of merchandise sold	1,119,252	66.5	1,045,875	66.9
Gross profit	563,649	33.5	518,203	33.1

Selling, general and administrative expenses	426,113	25.3	382,114	24.4
Depreciation and amortization	42,787	2.6	39,727	2.5

Operating income	94,749	5.6	96,362	6.2
Interest expense, net	4,468	0.3	2,777	0.2

Income before income taxes	90,281	5.3	93,585	6.0
Income tax expense	18,848	1.1	33,274	2.1
Net income	$71,433	4.2%	$60,311	3.9%

Net income per share:
Basic	$0.57		$0.46
Diluted	$0.57		$0.46

Weighted average shares outstanding:
Basic	124,477		130,276
Diluted	125,174		131,090

Dividends declared per common share outstanding	$0.27		$0.24

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	FIRST QUARTER ENDED
	March 31, 2018	April 1, 2017
Net income	$71,433	$60,311

Other comprehensive income:
Change in fair value of interest rate swaps, net of taxes	1,832	281
Total other comprehensive income	1,832	281
Total comprehensive income	$73,265	$60,592

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2018	April 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$132,398	$72,701
Inventories	1,760,065	1,657,761
Prepaid expenses and other current assets	86,815	86,459
Income taxes receivable	4,815	7,339
Total current assets	1,984,093	1,824,260

Property and equipment:
Land	99,336	96,535
Buildings and improvements	1,055,487	975,155
Furniture, fixtures and equipment	611,504	578,352
Computer software and hardware	273,104	231,091
Construction in progress	98,595	26,067
Property and equipment, gross	2,138,026	1,907,200
Accumulated depreciation and amortization	(1,087,627)	(950,163)
Property and equipment, net	1,050,399	957,037

Goodwill and other intangible assets	124,492	125,717
Deferred income taxes	18,585	46,829
Other assets	30,218	22,559
Total assets	$3,207,787	$2,976,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$732,524	$563,525
Accrued employee compensation	23,274	21,049
Other accrued expenses	200,053	187,247
Current portion of long-term debt	25,000	12,500
Current portion of capital lease obligations	3,545	1,356
Income taxes payable	29,539	31,407
Total current liabilities	1,013,935	817,084

Long-term debt	679,565	598,919
Capital lease obligations, less current maturities	31,717	25,525
Deferred rent	106,542	101,001
Other long-term liabilities	62,783	54,375
Total liabilities	1,894,542	1,596,904

Stockholders’ equity:
Common stock	1,364	1,361
Additional paid-in capital	728,588	683,012
Treasury stock	(2,288,364)	(1,876,045)
Accumulated other comprehensive income	5,190	1,673
Retained earnings	2,866,467	2,569,497
Total stockholders’ equity	1,313,245	1,379,498
Total liabilities and stockholders’ equity	$3,207,787	$2,976,402

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 31, 2018	April 1, 2017
Cash flows from operating activities:
Net income	$71,433	$60,311
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	42,787	39,727
Loss on disposition of property and equipment	94	179
Share-based compensation expense	8,567	7,557
Deferred income taxes	(91)	(1,611)
Change in assets and liabilities:
Inventories	(306,857)	(288,105)
Prepaid expenses and other current assets	1,437	4,098
Accounts payable	155,956	44,003
Accrued employee compensation	(8,399)	(4,197)
Other accrued expenses	(5,226)	(28,144)
Income taxes	18,712	22,266
Other	(276)	2,258
Net cash used in operating activities	(21,863)	(141,658)
Cash flows from investing activities:
Capital expenditures	(45,144)	(34,883)
Proceeds from sale of property and equipment	13	28
Net cash used in investing activities	(45,131)	(34,855)
Cash flows from financing activities:
Borrowings under debt facilities	375,000	475,000
Repayments under debt facilities	(96,250)	(137,500)
Debt issuance costs	(346)	—
Principal payments under capital lease obligations	(900)	(332)
Repurchase of shares to satisfy tax obligations	(569)	(653)
Repurchase of common stock	(157,463)	(114,547)
Net proceeds from issuance of common stock	4,363	4,593
Cash dividends paid to stockholders	(33,591)	(31,263)
Net cash provided by financing activities	90,244	195,298
Net change in cash and cash equivalents	23,250	18,785
Cash and cash equivalents at beginning of period	109,148	53,916
Cash and cash equivalents at end of period	$132,398	$72,701

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,534	$2,125
Income taxes	789	12,739

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$—	$—
Non-cash accruals for construction in progress	12,270	12,044

Selected Financial and Operating Information (a)
(Unaudited)

	FIRST QUARTER ENDED
	March 31, 2018	April 1, 2017
Sales Information:
Comparable store sales increase (decrease)	3.7%	(2.2)%
New store sales (% of total sales)	4.0%	6.6%
Average transaction value	$42.65	$42.46
Comparable store average transaction value increase (decrease)	0.5%	(0.9)%
Comparable store average transaction count increase (decrease)	3.2%	(1.4)%
Total selling square footage (000’s)	28,502	26,920
Exclusive brands (% of total sales)	32.7%	32.5%
Imports (% of total sales)	11.8%	11.7%

Store Count Information:
Tractor Supply
Beginning of period	1,685	1,595
New stores opened	15	24
Stores closed	—	(2)
End of period	1,700	1,617
Petsense
Beginning of period	168	143
New stores opened	4	9
Stores closed	—	—
End of period	172	152
Consolidated end of period	1,872	1,769

Pre-opening costs (000’s)	$1,667	$2,604

Balance Sheet Information:
Average inventory per store (000’s) (b)	$891.5	$882.5
Inventory turns (annualized)	2.89	2.86
Share repurchase program:
Cost (000’s)	$157,463	$114,547
Average purchase price per share	$66.53	$71.76

Capital Expenditures (in millions):
Information technology	$17.8	$8.2
Distribution center capacity and improvements	12.4	1.0
New and relocated stores and stores not yet opened	10.5	17.1
Existing stores	4.3	8.6
Corporate and other	0.1	—
Total	$45.1	$34.9

(a) Beginning in the fourth quarter ended December 31, 2016, selected financial and operating information includes the consolidation of Petsense unless otherwise noted. Petsense stores are not considered comparable stores until 12 months after the date of acquisition.
(b) Assumes average inventory cost, excluding inventory in transit.